Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189577, 333-179453, 333-177306 and 333-172031 on Form S-8 of our reports dated June 3, 2014, relating to the consolidated financial statements of NeoPhotonics Corporation and subsidiaries (the “Company”) as of and for the year ended December 31, 2013, and to internal control over financial reporting as of December 31, 2013 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Jose, California

June 3, 2014